Exhibit (5)

TIAA-CREF Life Insurance Company	Meredith Kornreich
General Counsel
730 Third Avenue	(212) 490-9000 x 6973
New York, New York 10017-3206	(212) 916-6121 Fax
mkornreich@tiaa-cref.org

April 28, 2015

Board of Directors

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, New York 10017-3206

Re:	Post-Effective Amendment No. 2 to the

Registration Statement on Form S-1 (File No. 333-187638)

to be effective May 1, 2015

for Investment Horizon Annuity contracts.

Ladies and Gentlemen:

This opinion is furnished in connection with the filing by TIAA-CREF Life Insurance Company (the “TIAA-CREF Life”) of the above-referenced Registration Statement under the Securities Act of 1933 for the Investment Horizon Annuity modified guaranteed annuity contracts (the “Contracts”). I have examined, or persons on my staff or the Corporate Secretary’s office have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.	TIAA-CREF Life is a stock life insurance company duly organized and validly existing under the laws of the State of New York.

2.	To the extent New York State law governs, the Contracts have been duly authorized by TIAA-CREF Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA-CREF Life enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to said Post-Effective Amendment No. 2 to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Prospectus incorporated therein.

Sincerely,

/s/ Meredith Kornreich

Meredith Kornreich

General Counsel